Adicet Bio Reports Fourth Quarter and Full Year 2024 Financial Results and Highlights Recent Company Progress

Phase 1 clinical trial of ADI-001 in autoimmune diseases ongoing; on track to report preliminary clinical data from lupus nephritis (LN) patient cohort in 1H25

Additional LN clinical data and preliminary clinical data from other autoimmune patient cohorts anticipated in 2H25

Initiation of ADI-001 Phase 1 clinical trial patient enrollment in systemic lupus erythematosus (SLE), systemic sclerosis (SSc), idiopathic inflammatory myopathy (IIM) and stiff person syndrome (SPS) expected in 2Q25; anti-neutrophil cytoplasmic autoantibody (ANCA) associated vasculitis (AAV) patient enrollment expected to be initiated in 2H25

Advancing patient enrollment in ADI-270 Phase 1 clinical trial in patients with metastatic/advanced clear cell renal cell carcinoma (ccRCC); plan to report preliminary data in 1H25

$176.3 million in cash, cash equivalents and short-term investments as of December 31, 2024

REDWOOD CITY, Calif. & BOSTON – March 6, 2025 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today reported financial results and operational highlights for the fourth quarter and year ended December 31, 2024.

“In 2025 we plan to continue advancing our gamma delta 1 CAR T cell therapy programs, achieving key milestones and reporting preliminary data in autoimmune and oncology indications,” said Chen Schor, President and Chief Executive Officer of Adicet Bio. “The recent FDA Fast Track Designation for ADI-001 in refractory SLE with extrarenal involvement and in SSc highlights the significant unmet need for innovative, off-the-shelf therapies to treat autoimmune diseases. We are continuing to enroll LN patients in our ongoing Phase 1 trial in autoimmune diseases and look forward to sharing preliminary clinical data in the first half of 2025 and additional data in the second half of 2025. We expect to initiate enrollment for SLE, SSc, IIM and SPS patients in the second quarter and for AAV in the second half of the year, and to report clinical data from these additional cohorts in the second half as well.”

Mr. Schor continued: “In addition, we are continuing to enroll patients in our Phase 1 trial of ADI-270 in relapsed or refractory metastatic/advanced ccRCC patients and remain on track to announce preliminary clinical data in the first half of 2025. With a strong clinical foundation and growing momentum, Adicet is well-positioned to transform treatment paradigms for patients battling autoimmune diseases and solid tumors.”

Fourth Quarter 2024 and Recent Operational Highlights:

Autoimmune diseases

•
Continuing to advance phase 1 trial of ADI-001 in autoimmune diseases. In November 2024, Adicet announced the dosing of the first patient in the Phase 1 trial evaluating ADI-001 in LN. Enrollment for SLE, SSc, IIM, and SPS patients is expected to commence in the second quarter of 2025, with the initiation of AAV patient enrollment anticipated in the second half of 2025. The Company remains on track to share preliminary clinical data from the trial’s LN cohort in the first half of 2025. Additional LN clinical data and preliminary clinical data from other autoimmune patient cohorts are anticipated in the second half of 2025, subject to study site initiation and patient enrollment.

•
Fast Track Designation for ADI-001. In February 2025, Adicet received Fast Track Designation for ADI-001 for the treatment of refractory SLE with extrarenal involvement and SSc.

•
ADI-001 clinical biomarker data presented at the American College of Rheumatology (ACR) Convergence 2024. In November 2024, Adicet showcased an oral abstract at the ACR Convergence 2024 detailing ADI-001 clinical biomarker data. The findings demonstrated significant chimeric antigen receptor (CAR) T cell activation, robust tissue trafficking and complete CD19+ B cell depletion in secondary lymphoid tissue, underscoring ADI-001's potential as a best-in-class off-the-shelf cell therapy for autoimmune diseases.

Solid tumor indications

·
First patient dosed in phase 1 trial of ADI-270 in metastatic/advanced ccRCC. In December 2024, Adicet announced the dosing of the first patient in the Phase 1 clinical trial evaluating the safety and efficacy of ADI-270 in adults with relapsed or refractory metastatic/advanced ccRCC. Preliminary clinical data from the trial are anticipated in the first half of 2025.

·
Presentation of ADI-270 data at the Society for Immunotherapy of Cancer (SITC) 2025 Spring Scientific Meeting. In March 2025, Adicet will present two posters highlighting ADI-270 preclinical data at the SITC 2025 Spring Scientific Meeting taking place March 12-14 in San Diego, CA.

Corporate updates

•
Appointed Julie Maltzman, M.D., as Chief Medical Officer. In December 2024, Adicet appointed Julie Maltzman, M.D., as Chief Medical Officer, who brings over two decades of experience in clinical development and regulatory affairs to the Company's leadership team. Dr. Maltzman’s expertise spans across oncology and autoimmune diseases, encompassing all phases of drug development from early-stage research to global regulatory approvals and commercialization. Dr. Maltzman is leading Adicet’s clinical development functions to advance the company's pipeline of allogeneic gamma delta CAR T cell therapies.

Financial Results for Fourth Quarter and Full Year 2024:

Three months ended December 31, 2024

•
Research and Development (R&D) Expenses: R&D expenses were $23.3 million for the three months ended December 31, 2024, compared to $24.8 million during the same period in 2023. The decrease in R&D expenses was primarily due to a $1.3 million decrease in expenses related to contract development and manufacturing organizations (CDMOs).
•
General and Administrative (G&A) Expenses: G&A expenses were $7.5 million for the three months ended December 31, 2024, compared to $6.8 million during the same period in 2023. The increase in general and administrative expenses was primarily due to a $0.5 million increase in professional fees.
•
Net Loss: Net loss for the three months ended December 31, 2024 was $28.7 million, or a net loss of $0.32 per basic and diluted share, including non-cash stock-based compensation expense of $3.8 million, as compared to a net loss of $29.5 million, or a net loss of $0.69 per basic and diluted share, including non-cash stock-based compensation expense of $4.9 million during the same period in 2023.

Twelve Months Ended December 31, 2024

•
Research and Development (R&D) Expenses: R&D expenses were $99.3 million for the year ended December 31, 2024, compared to $106.0 million for the year ended December 31, 2023. The $6.7 million decrease was primarily driven by a $7.7 million decrease in expenses related to CDMOs. This decrease was partially offset by a $0.6 million increase in lab expenses as well as a $0.5 million increase in professional fees.
•
General and Administrative (G&A) Expenses: G&A expenses were $28.3 million for the year ended December 31, 2024, compared to $26.5 million for the year ended December 31, 2023. The $1.8 million increase was primarily driven by a $0.9 million increase in professional fees for the period. There was also a net $0.4 million increase in payroll and personnel expenses and a $0.3 million increase in depreciation expense for the period.
•
Net Loss: Net loss for the year ended December 31, 2024 was $117.1 million, or a net loss of $1.33 per basic and diluted share, including non-cash stock-based compensation expense of $22.2 million, as compared to a net loss of $142.7 million, or a net loss of $3.31 per basic and diluted share, including non-cash stock-based compensation expense of $20.3 million during the same period in 2023.
•
Cash Position: Cash, cash equivalents and short-term investments were $176.3 million as of December 31, 2024, compared to $159.7 million as of December 31, 2023. The Company expects that current cash, cash equivalents and short-term investments as of December 31, 2024, will be sufficient to fund its operating expenses into the second half of 2026.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001 in autoimmune diseases and ADI-270 in ccRCC and the potential safety, tolerability and efficacy for the treatment of autoimmune diseases and cancer; ADI-001’s potential to be an off-the-shelf treatment option for autoimmune indications; ADI-270’s potential to be the first gamma delta CAR T cell therapy to address solid tumors; timing and success of the Phase 1 clinical trial of ADI-001 in LN, SLE, SSc, AAV, IIM and SPS, including timing and expectations for enrollment and future data releases; timing and success of the Phase 1 clinical trial of ADI-270 in ccRCC, including expectations for future data releases; and expectations regarding Adicet’s uses of capital, expenses and financial results, including the expected cash runway.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Adicet’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the U.S. Securities and Exchange Commission, including its quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$ 23,273	$ 24,759	$ 99,323	$ 106,043
General and administrative	7,470	6,807	28,292	26,533
Goodwill impairment	—	—	—	19,462
Total operating expenses	30,743	31,566	127,615	152,038
Loss from operations	(30,743)	(31,566)	(127,615)	(152,038)
Interest income	2,067	2,178	10,714	9,978
Interest expense	(1)	—	(4)	(25)
Other expense, net	(50)	(101)	(217)	(573)
Loss before income tax provision	(28,727)	(29,489)	(117,122)	(142,658)
Income tax provision	—	—	—	—
Net loss	$ (28,727)	$ (29,489)	$ (117,122)	$ (142,658)
Net loss per share, basic and diluted	$ (0.32)	$ (0.69)	$ (1.33)	$ (3.31)
Weighted-average common shares used in computing net loss per share, basic and diluted	90,846,293	43,035,315	87,866,435	43,042,405
Other comprehensive income
Unrealized (loss) gain on treasury securities, net of tax	(105)	—	16	—
Total other comprehensive income	(105)	—	16	—
Comprehensive loss	$ (28,832)	$ (29,489)	$ (117,106)	$ (142,658)

ADICET BIO, INC.

Consolidated Balance Sheets Information

(in thousands)

	December 31,	December 31,
	2024	2023
Cash, cash equivalents and short-term investments in treasury securities	$176,303	$159,711
Working capital	160,744	142,985
Total assets	220,219	207,295
Accumulated deficit	(497,894)	(380,772)
Total stockholders’ equity	186,609	170,175

Adicet Bio, Inc.

Investor and Media Contacts

Investors:

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Precision AQ

212-362-1200

janhavi.mohite@precisionaq.com

Media:

Kerry Beth Daly

kbdaly@adicetbio.com